Exhibit 99.1

Tenaya Therapeutics Announces Pricing of Public Offering

South San Francisco, Calif. – November 17, 2022 – Tenaya Therapeutics, Inc. (Nasdaq: TNYA), a clinical-stage biotechnology company with a mission to discover, develop and deliver potentially curative therapies that address the underlying causes of heart disease, today announced the pricing of its underwritten public offering of 22,613,307 shares of its common stock at a price to the public of $2.60 per share and, to certain investors in lieu of common stock, pre-funded warrants to purchase up to an aggregate of 6,236,693 shares of its common stock at a purchase price of $2.599 per each pre-funded warrant, which represents the per share public offering price for the common stock less the $0.001 per share exercise price for each such pre-funded warrant. All of the securities are to be sold by Tenaya. In addition, Tenaya has granted the underwriters a 30-day option to purchase up to an additional 4,327,500 shares of its common stock. Before deducting the underwriting discounts and commissions and estimated offering expenses, Tenaya expects to receive total gross proceeds of approximately $75 million, assuming no exercise of the underwriters’ option to purchase additional shares. The offering is expected to close on or about November 21, 2022, subject to satisfaction of customary closing conditions.

Morgan Stanley and Piper Sandler are acting as joint book-running managers for the offering. H.C. Wainwright & Co. and Chardan are acting as co-lead managers for the offering.

Tenaya filed a Registration Statement on Form S-3, which was declared effective by the SEC, and has filed a preliminary prospectus supplement and accompanying prospectus relating to the offering. A final prospectus supplement and accompanying prospectus relating to the offering will also be filed with the SEC. These documents can be accessed for free through the SEC’s website at www.sec.gov.

When available, copies of the final prospectus supplement and the accompanying prospectus relating to this offering may also be obtained from: Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014; or Piper Sandler & Co., 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, Attention: Prospectus Department, by telephone at (800) 747-3924, or by email at prospectus@psc.com.

This press release does not constitute an offer to sell or a solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful before registration or qualification under the securities laws of that state or jurisdiction.

About Tenaya Therapeutics

Tenaya Therapeutics is a clinical-stage biotechnology company committed to a bold mission: to discover, develop and deliver curative therapies that address the underlying drivers of heart disease. Founded by leading cardiovascular scientists from Gladstone Institutes and the University of Texas Southwestern Medical Center, Tenaya is developing therapies for rare genetic disorders as well as for more prevalent heart conditions through three distinct but interrelated product platforms: Gene Therapy, Cellular Regeneration and Precision Medicine.

Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, statements relating to the offering, including the timing of the closing of the offering, and the use of proceeds. These forward-looking statements are neither promises nor guarantees and are subject to a variety of risks and uncertainties, including but not limited to: whether or not Tenaya will be able to raise capital through the sale of securities or consummate the offering; the final terms of the offering; the satisfaction of customary closing conditions; prevailing market conditions; the anticipated use of the proceeds of the offering which could change as a result of market conditions or for other reasons; general economic and market conditions; and other risks. Information regarding the foregoing and additional risks may be found in the section entitled “Risk Factors” in documents that Tenaya files from time to time with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this press release, and Tenaya assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact

Michelle Corral

Vice President, Investor Relations and Corporate Communications

Tenaya Therapeutics

IR@tenayathera.com